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Exhibit 10.1.3

TERMINATION OF EMPLOYMENT AGREEMENT

        This Termination of Employment (the "Agreement") is made and entered into by and between Golf Trust of America, Inc. ("GTA") and W. Bradley Blair, II ("WBB").

        WHEREAS, WBB has been employed by GTA as its President and Chief Executive Officer since 1997, and

        WHEREAS, GTA and WBB have reached a mutual agreement regarding (i) the termination of WBB's employment effective upon (A) the approval of the termination of GTA's Plan of Liquidation and Dissolution by its stockholders at the Special Meeting of Stockholders to be held on November 8, 2007 (the "Special Meeting"), and (B) the adjournment of the Special Meeting (together, the "Termination Trigger"), and (ii) GTA's retention of WBB as a consultant post-employment, and

        WHEREAS, this Agreement is intended to set forth the terms and conditions of WBB's termination of employment, and to resolve all issues between the parties as to their mutual obligations.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

        1.     Termination of Employment.    GTA shall continue to employ WBB in his current capacity and at his current base salary and compensation plan until the Termination Trigger. Following the Termination Trigger, WBB shall be retained as a consultant to GTA in accordance with the terms and conditions of the Consulting Agreement attached hereto as Exhibit A (the "Consulting Agreement"), such Consulting Agreement to be executed by the parties thereto immediately following the Termination Trigger.

        2.     Compensation.    WBB shall be paid all salary and benefits through and including November 8, 2007, plus a lump sum for accrued and unused vacation time, to be paid in accordance with GTA's customary payroll practices.

        3.     Waiver of Notice.    GTA and WBB each waive the notice requirements with respect to termination of employment set forth in that certain Second Amended and Restated Employment Agreement, dated February 25, 2001, as amended as of March 22, 2004, by and between GTA and WBB.

        4.     D&O Insurance.    GTA hereby agrees to maintain in full force and effect, for a period of no less than ten years from the date of this Agreement, a directors' and officers' insurance policy (a "D&O Policy") with terms and conditions no less favorable than, and with coverage limits no less than, GTA's D&O Policy currently in effect, to wit, the Management Liability and Company Reimbursement Insurance Policy (with endorsements), issued by XL Specialty Insurance Company, Policy Number ELU096268-07 (the "Policy"). In addition, GTA agrees that any such D&O Policy will continue to contain a provision allowing for the purchase of an additional six years of coverage in the event of a "change of control" (as that term is defined in the Policy) and GTA hereby agrees, or agrees to cause any successor, to exercise such option to purchase additional coverage in the event of a "change of control." In the event that GTA is liquidated, dissolved or otherwise ceases to exist as a valid entity, GTA will purchase a D&O Policy to afford tail coverage for WBB effective through the date that is ten years from the date of this Agreement. GTA further agrees to defend, indemnify and exculpate WBB from causes of action, claims, demands, suits, judgments, attorney's fees and money damages to the fullest extent permitted by applicable law in the event of a breach by GTA of the covenants set forth in this paragraph 4. GTA acknowledges that Article X of its Bylaws, as currently constituted, will continue to apply to WBB. GTA acknowledges and agrees that the rights set forth in this paragraph 4 are in addition to any rights that WBB may have under the Policy or GTA's Bylaws or otherwise with respect to indemnification for actions undertaken during his service to GTA.

        5.     Releases.

  (a)
  GTA, intending to be legally bound, and for and in consideration of the release given and obligations undertaken pursuant to this Agreement, does for itself, and any of its successors, predecessors, parent, subsidiaries, affiliates, assigns, directors, officers, shareholders, agents, employees and attorneys acting on its behalf, hereby remise, release and forever discharge WBB, his heirs, executors, administrators, successors and assigns (the "WBB Parties") from any and all actions and causes of action, claims and demands, suits, damages, judgments, attorneys' fees, expenses, debts, contracts, agreements and any and all other claims of any nature whatsoever ("Claims") against the WBB Parties, whether known or unknown, asserted or unasserted, past, present or future, which GTA might have or could claim against the WBB Parties; provided, however, this release by GTA is not intended to cover any Claims for nonperformance by WBB of his obligations under this Agreement or the Consulting Agreement; and provided, further, that this release by GTA is not intended to cover any Claims resulting from fraud, willful misconduct or criminal misconduct of any WBB Party. Nothing in this paragraph shall be read to waive or release the rights of GTA to enforce the terms of this Agreement.

  (b)
  WBB, intending to be legally bound, and for and in consideration of the release given and obligations undertaken pursuant to this Agreement, does for himself, and for any of his heirs, executors, administrators, successors and assigns acting on his behalf, hereby remise, release and forever discharge GTA, its successors, predecessors, parent, subsidiaries, affiliates, assigns, directors, officers, shareholders, agents and employees (the "GTA Parties") from any and all Claims against the GTA Parties, whether known or unknown, asserted or unasserted, past, present or future, which WBB might have or could claim against the GTA Parties; provided, however, this release by WBB is not intended to cover any Claims for nonperformance by GTA of its obligations under this Agreement or the Consulting Agreement; and provided, further, that this release by WBB is not intended to cover any Claims resulting from fraud, willful misconduct or criminal misconduct of any GTA Party. Nothing in this paragraph shall be read to waive or release the rights of WBB to enforce the terms of this Agreement, including but not limited to the rights set forth in paragraph 4 hereof.

        6.     Confidentiality.    WBB agrees to maintain the terms of this Agreement as confidential and neither WBB nor any person or entity acting on his behalf shall disclose (except to his spouse, and to his legal, business, and financial advisors) any such terms of this Agreement to any third party, without the written consent of GTA, unless and only to the extent that such disclosure is required by law.

        7.     Nondisparagement.    WBB agrees that neither he nor anyone acting on his behalf shall make any derogatory or disparaging statement about GTA, its affiliates, or any of their respective officers, directors, employees, agents, successors or assigns of the business or any of the services, activities, operations or programs of GTA or its affiliates. GTA agrees that no one acting on its behalf shall make any derogatory or disparaging statement about WBB or his affiliates.

        8.     Review Period.    A copy of this Agreement was delivered to WBB on November 7, 2006. WBB acknowledges that he has been given a period of twenty-one (21) days within which to consider this Agreement, that he has been given an opportunity to consult with an attorney of his own choosing in deciding to execute this Agreement, and that he enters into this Agreement knowingly, voluntarily, free of duress or coercion, and with a full understanding of all terms and conditions contained therein. If WBB elects to sign this Agreement before the twenty-one (21) day period elapses, he does so knowingly, voluntarily, free of duress or coercion, and with a full understanding of his right to have such time to review this Agreement.

        9.     Revocation Period.    WBB understands that he has a period of seven calendar days from the date he signs this Agreement to revoke this Agreement. WBB agrees that he must provide written notice of revocation of this Agreement, by letter, facsimile, or e-mail correspondence, should he wish to exercise his right to revoke this Agreement.

        10.   Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) delivered by a private delivery service such as Federal Express or (iii) placed in the United States mail by certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when received):

To GTA:	Golf Trust of America, Inc. 10 North Adger's Wharf Charleston, SC 29401 Attn: President
To WBB:	W. Bradley Blair, II
At the address currently on record with GTA

The address of both GTA and WBB may be changed from time to time by either party serving written notice upon the other.

        11.   Non-Waiver.    No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Agreement.

        12.   Entire Agreement.    This Agreement contains the entire understanding and agreement between the parties with respect to the matters set forth herein, supersedes any other agreements between the parties hereto concerning the subject matter hereof, and may not be amended, supplemented, changed, or modified in any manner, orally, or otherwise, except by an instrument in writing, executed by all parties hereto.

        13.   Governing Law.    This Agreement and all questions relating to its validity, interpretation, performance or enforcement, shall be governed by and construed in accordance with the laws of the State of South Carolina, notwithstanding any South Carolina or other conflict-of-interest provisions to the contrary. All judicial proceedings in connection with this Agreement will be brought in any federal or state court of competent jurisdiction in Charleston County, South Carolina, and each party hereby accepts the exclusive jurisdiction and venue of such courts.

        14.   Successors.    This Agreement is binding on the parties hereto, and their respective heirs, representatives, successors and assigns except that no party may assign or transfer such party's rights or obligations under this Agreement without the prior written consent of the other party.

        15.   Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        16.   Severability.    Except as equity may require, should any provision of this Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Agreement or any part thereof, and the invalidity or unenforceability of any provision of this Agreement shall not have any effect on or impair the obligation of GTA or WBB.

* * * * *

Golf Trust of America, Inc.
/s/ TRACY S. CLIFFORD By: Tracy S. Clifford Title: Secretary Date: 11-8-07
/s/ W. BRADLEY BLAIR, II W. Bradley Blair, II Date: 11-8-07

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  Exhibit 10.1.3
TERMINATION OF EMPLOYMENT AGREEMENT